State of Delaware
Secretary of State
Division of Corporations
Delivered 08:24 AM 05/13/2022
FILED 08:24 AM 05/13/2022
SR 20221971790 - File Number 6292509

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF

EMERSUB CX, INC.

Emersub CX, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

   FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 600,000,000 shares of Common Stock, par value $0.0001 per share.

2. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and Article TENTH of the Company's Certificate of Incorporation, dated as of October 8, 2021 (as amended by the Amendment of Certificate of Incorporation dated as of October 8, 2021).

IN WITNESS WHEREOF, the undersigned authorized officer has executed this Certificate of Amendment this 13th day of May, 2022.

EMERSUB CX, INC.

By: ______________________
Name: Vincent M. Servello
Title: Vice President & Secretary